ACCOUNTANT'S CONSENT


     We have issued our report dated February 1, 1996, accompanying the consolidated financial statements of Camco Financial Corporation which are included in Amendment No. 1 to the Annual Report on Form 10-KSB/A for the year ended December 31, 1995. We hereby consent to the incorporation by reference of said report in Camco's Form S-8 (33-88072).


Grant Thornton LLP

Cincinnati, Ohio
November 25, 1996